NEWS

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION REPORTS
THIRD QUARTER RESULTS

SBA COMMUNICATIONS CORPORATION (NASDAQ: SBAC); BOCA RATON, FLORIDA,
TUESDAY, NOVEMBER 5, 2002

SBA Communications Corporation (“SBA” or the “Company”) announced increases in total revenues and EBITDA for the three months ended September 30, 2002, over the same period in 2001.

For the three months ended September 30, 2002, total revenues increased 6.4% to $67.0 million from the third quarter of 2001, due to higher site leasing revenue that offset lower site development revenue. Site leasing revenue increased to $36.0 million for the quarter, a 29.9% increase over the third quarter of 2001. Site development revenue for the quarter decreased 12.1% to $31.0 million from the third quarter of 2001. Earnings before interest, taxes, depreciation, amortization, non-cash charges and unusual or non-recurring expenses (“EBITDA”) for the quarter were $19.6 million, a 16.9% increase over the third quarter of 2001. The net loss of $(31.7) million included a $1.2 million restructuring and other charge. Loss per share was $(.62) for the three months ended September 30, 2002. Excluding the effects of the restructuring and other charge, loss per share was $(.60) for the three months ended September 30, 2002.

In the third quarter, the Company built 23 towers, ending the quarter with 3,875 owned tower sites. At quarter-end, SBA had 23 remaining new build towers, the majority of which are expected to be completed by year-end. Based on tenant leases executed as of September 30, 2002, annualized gross revenue added was approximately $4,700 per tower (.26 on a broadband equivalent basis). Same tower revenue and cash flow growth, net of tenant terminations, for the trailing twelve months on the 3,464 towers owned as of September 30, 2001 was 17% and 23%, respectively.

The Company ended the quarter with $42.3 million of cash and cash equivalents. At September 30, 2002, the outstanding principal balance under the senior credit facility was $248.0 million, leaving $35.9 million immediately available to the Company (net of $16.1 million of letters of credit currently outstanding). The Company is in compliance with all financial covenants applicable to any indebtedness of the Company as of September 30, 2002. Free cash flow, or EBITDA less net cash interest, taxes and cash capital expenditures, was $(8.5) million for the third quarter of 2002. Cash capital expenditures in the quarter were $13.5 million.

“Cell-site related wireless carrier capital expenditures were generally lower than anticipated in the third quarter and we felt the effect,” commented Jeffrey A. Stoops, SBA’s President and Chief Executive Officer. “As a result we posted results below expectations in those parts of our business which are directly affected by current period customer spending – our services business and the volume of tower space we lease. Notwithstanding the effects of reduced quarterly carrier spending, however, we continue to be generally pleased with the progress of our core business of tower ownership and improvements in our overhead cost structure. We posted material year-over-year increases in leasing revenues, tower cash flows and EBITDA. We also produced a material year-over-year savings in selling, general and administrative expenses as a percentage of revenues. We believe these are consistent trends, and evidence in our opinion of the continued underlying strength and attractiveness of the tower ownership model.

“Attaining sustained positive free cash flow continues to be our primary financial goal. We materially reduced our free cash flow deficit of ($13.9) million in the second quarter to ($8.5) million in the third quarter, despite lower EBITDA. As we complete our new tower builds in the fourth quarter or early in 2003, we expect total cash capital expenditures to stabilize at an annual rate of $10.0 to $15.0 million per year and our tower cash flow to continue to grow sequentially. Assuming no improvement in carrier cell-site activity from third quarter levels, we now expect to produce approximately break-even free cash flow in the first quarter of 2003 but not attain sustained positive free cash flow until 2004. We remain fully funded through our sustained free cash flow target. Our focus continues to be on capturing as much business as possible, maintaining liquidity, cutting expenses and improving our balance sheet. We believe we have made much progress in those areas this year and we intend to continue to focus our efforts there as we work through the current wireless carrier capital expenditure environment.”

A conference call has been scheduled for Wednesday, November 6, 2002 at 10:00 AM EST to discuss third quarter results and the Company’s fourth quarter guidance. The toll free dial-in number is 800-851-3058. The name of the conference call is “SBA 2002 Third Quarter Results.” A replay will be available from November 6, 2002 at 5:00 PM to November 20, 2002 at 11:59 PM. The replay number is 800-642-1687. The access code is 5951180. You may also listen to this conference call via a webcast that can be accessed via the Internet at: www.sbasite.com.

SBA is a leading independent owner and operator of wireless communications infrastructure in the continental United States, Puerto Rico and the U.S. Virgin Islands. SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 20,000 antenna sites in the United States.

For additional information, contact:
Pam Kline, Vice President - Capital Markets
(561) 995-7670

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Information Concerning Forward-Looking Statements

This press release includes forward looking statements, including statements regarding (i) the progress of the Company’s core business of tower ownership and improvements in the Company’s cost structure; (ii) the likelihood that Company’s trends of attaining year-over-year increases in leasing revenue, tower cash flows and EBITDA and year-over-year declines in SG&A as a percentage of revenue will be consistent; (iii) the Company’s ability to be free cash flow break even in the first quarter of 2003 and attain sustained positive free cash flow in 2004; (iv) expectations regarding the Company’s future financial results, including its capital expenditure levels, continued growth of tower cash flow, and the Company’s ability to capture as much business as possible, maintain liquidity, remain fully funded, cut expenses and improve its balance sheet and (v) the Company’s expectation that the majority of remaining new build projects will be completed by year-end. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 21, 2002. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s future financial performance, including its financial trends, its ability to be free cash flow break even by 2003 and free cash flow positive by 2004, and, such factors include, but are not limited to, (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures, (2) the Company’s ability to secure as many site leasing tenants as planned at anticipated lease rates, (3) the Company’s ability to expand our site leasing business, (4) the Company’s ability to retain current lessees on towers, (5) the Company’s ability to secure and deliver anticipated services business at contemplated margins, (6) the Company’s ability to continue to comply with covenants and the terms of its senior credit facility, as amended, (7) the business climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular, and (8) the continued dependence on towers and outsourced site development services by the wireless communications industry. With respect to the Company’s ability to complete the majority of its remaining new build obligations by year-end, such factors include the Company’s ability to complete construction of new towers that it is currently obligated to construct on a timely and cost-efficient basis, including our ability to successfully address zoning issues, carrier design changes, changing local market conditions and the impact of adverse weather conditions. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

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SUMMARY HISTORICAL FINANCIAL AND OTHER DATA
(In thousands except per share and tower data)

	For the three months ended September 30,		For the nine months ended September 30,
	2002	2001	2002	2001
Operating Data:
Revenues:
Site development	$31,087	$35,359	$97,863	$100,872
Site leasing	35,961	27,674	102,736	72,872

Total revenues	67,048	63,033	200,599	173,744

Cost of revenues:
Site development	25,885	27,223	79,126	77,455
Site leasing	13,331	9,886	36,282	26,124

Total cost of revenues	39,216	37,109	115,408	103,579

Gross profit	27,832	25,924	85,191	70,165
Operating expenses:
Restructuring and other charge	1,225	24,399	76,428	24,399
Selling, general and administrative	8,983	10,009	27,356	31,409
Depreciation and amortization	26,378	20,145	76,625	53,520

Total operating expenses	36,586	54,553	180,409	109,328

Operating loss	(8,754)	(28,629)	(95,218)	(39,163)
Other income (expense):
Interest income	338	1,578	434	6,785
Interest expense	(14,249)	(14,099)	(41,042)	(34,736)
Non-cash amortization of original issue discount and debt issuance costs	(8,461)	(7,614)	(24,748)	(21,870)
Other	11	54	(29)	(142)

Total other expense	(22,361)	(20,081)	(65,385)	(49,963)

Loss before provision for income taxes, extraordinary item and cumulative effect of change in accounting principle	(31,115)	(48,710)	(160,603)	(89,126)
Provision for income taxes	(558)	(408)	(1,637)	(1,240)

Loss before extraordinary item and cumulative effect of change in accounting principle	(31,673)	(49,118)	(162,240)	(90,366)
Extraordinary item—write-off of deferred financing fees	—	—	—	(5,069)
Cumulative effect of change in accounting principle	—	—	(80,592)	—

Net loss	$(31,673)	$(49,118)	$(242,832)	$(95,435)

Basic and diluted loss per common share before extraordinary item and cumulative effect of change in accounting principle	$(0.62)	$(1.03)	$(3.24)	$(1.91)
Extraordinary item	—	—	—	(0.11)
Cumulative effect of change in accounting principle	—	—	(1.61)	—

Basic and diluted loss per common share	$(0.62)	$(1.03)	$(4.85)	$(2.02)

Basic and diluted weighted average number of common shares	50,745	47,600	50,055	47,172

Other Data:
Earnings before interest, taxes, depreciation, amortization, non-cash charges, and unusual or non-recurring expenses (EBITDA)(1)	$19,597	$16,769	$59,695	$41,289

Annualized tower cash flow(2)	$90,520	$71,152

(1)
EBITDA represents earnings (loss) before interest, taxes, depreciation, amortization, non-cash compensation, restructuring and other charge, extraordinary item, other income (expense) and cumulative effect of change in accounting principle. EBITDA is commonly used in the communications industry to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA is not intended to represent cash flows for the periods presented, nor has it been presented as an alternative to operating income or as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States. Companies calculate EBITDA differently and, therefore, EBITDA as presented by us may not be comparable to EBITDA reported by other companies.

Non-cash compensation expense of $0.7 million and $0.9 million is included in selling, general and administrative expense for the three months ended September 30, 2002 and September 30, 2001, respectively, and $1.9 million and $2.5 million for the nine months September 30, 2002 and 2001, respectively.

(2)
“Tower cash flow” is defined as site leasing revenue less cost of site leasing revenue (exclusive of depreciation). We believe tower cash flow is useful because it allows you to compare tower performance before the effect of expenses (selling, general and administrative) that do not relate directly to tower performance. “Annualized tower cash flow” is defined as tower cash flow for the respective calendar quarter attributable to our site leasing business multiplied by four.

	As of September 30, 2002		As of December 31, 2001
Balance Sheet Data:
Cash and cash equivalents	$42,349		$13,904
Current assets	$111,734		$92,287
Total assets	$1,323,978		$1,429,011
Current liabilities	$79,068		$113,701
Total debt	$1,011,627	(1)	$845,453
Common shareholders’ equity	$215,579		$450,644

(1)	Includes fair value of interest rate swap of $7,156 as of September 30, 2002

	Annualized Leasing Revenue(1)	Owned Tower Sites		Tenants on Owned Towers	Annual Revenue/ Tower
Growth in Leasing:
June 30, 2002 reported	$136,125	3,858		8,189	35,284

From added towers(2)	345	23		23
Organic(3)	4,484	—		160
Terminations	(550)	—		(44)
Dispositions/reclassifications	(7)	(6	)(4)	(1)

September 30, 2002	$140,397	3,875		8,327	36,231

(1)
Run-rate leasing revenues as of end of quarter; reported on an operational basis, some of which has not yet begun to be recorded as revenue for financial statement purposes; excludes lease-sublease revenues of approximately $5.0 million per year.

(2)	Reflects first tenants on new builds when contracted for upon completion date.
(3)
Includes all other leasing revenue growth beyond that reflected from added towers, including first-time tenants and all increased revenues from existing tenants, such as rent escalators, amendments, microwave, generators, etc.

(4)
Dispositions reflect the removal, sale, conveyance or other legal transfer of owned tower sites. Reclassifications reflect the combination for reporting purposes of multiple acquired tower structures on a single parcel of real estate, which we market and customers view as a single location, into a single owned tower site.

Portfolio Aging:

Date Added to Portfolio	Owned Tower Sites	Average Age (Months)	Average Revenue(1)	Tower Cash Flow Margin
1998 and prior	477	51.2	$53,750	78.5%
1999	661	37.9	45,842	74.4%
2000	1,207	25.4	34,921	67.0%
2001	1,345	15.2	28,612	60.0%
2002	185	6	20,667	60.7%

Combined	3,875	26.3	36,231	68.6%
(1)
Run-rate leasing revenues as of end of quarter; reported on an operational basis, some of which has not yet begun to be recorded as revenue for financial statement purposes; excludes lease-sublease revenues of approximately $5.0 million per year.